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Exhibit 5.1

        [Weil, Gotshal & Manges LLP Letterhead]

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

March 23, 2012

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.
2230 East Imperial Highway
El Segundo, California 90245

Ladies and Gentlemen:

        We have acted as counsel to DIRECTV Holdings LLC (the "Company") and DIRECTV Financing Co., Inc. ("Finance Co."), and to DIRECTV, DIRECTV Enterprises, LLC, DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV, LLC, DIRECTV Home Services LLC and LABC Productions, LLC (each a "Guarantor" and collectively, the "Guarantors") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, Registration No. 333-            (the "Registration Statement"), with respect to $1,250,000,000 aggregate principal amount of 2.400% Senior Notes due 2017 (the "2017 Notes"), $1,500,000,000 aggregate principal amount of 3.800% Senior Notes due 2022 (the "2022 Notes") and $1,250,000,000 aggregate principal amount of 5.150% Senior Notes due 2042 (the "2042 Notes," and together with the 2017 Notes and the 2022 Notes, the "Registered Notes") of the Issuers (defined below) to be issued under an Indenture, dated as of March 8, 2012 (the "Indenture"), by and among the Issuers and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). The Registered Notes will be guaranteed on a senior unsecured basis by DIRECTV and each of the Company's material existing and certain of its future domestic subsidiaries (other than Finance Co.) pursuant to guarantees contained in the Indenture (the "Guarantees"). The Company, Finance Co. and the Guarantors are sometimes referred to herein collectively as the "Issuers."

        The Registered Notes will be offered in exchange for like principal amounts of the Issuers' outstanding 2.400% Senior Notes due 2017 (the "Original 2017 Notes"), 3.800% Senior Notes due 2022 (the "Original 2022 Notes") and 5.150% Senior Notes due 2042 (the "Original 2042 Notes," and together with the Original 2017 Notes and Original 2022 Notes, the "Original Notes") pursuant to the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of March 8, 2012, by and among the Issuers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes.

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Registered Notes and form of Guarantee set forth in the Indenture, the Registration Rights Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers. In addition, we have assumed that the Registered Notes and the Guarantees will be executed and delivered substantially in the form examined by us.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1.     When executed and delivered by the Company and Finance Co. in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Registered Notes will be validly issued and will constitute the legal, valid and binding obligations of each of the Company and Finance Co., enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          2.     When executed and delivered by the Guarantors in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Guarantees will be validly issued and will constitute the legal, valid and binding obligations of each of the Guarantors, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        The opinions expressed herein are limited to the laws of the States of New York and California, and the corporate and limited liability company laws of the State of Delaware. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption "Legal Matters" in the Prospectus that is part of the Registration Statement.

                      Very truly yours,

                      /s/ Weil, Gotshal & Manges LLP

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  Exhibit 5.1